                                                             EXHIBIT 2.1


                               PURCHASE AGREEMENT

                                     BETWEEN

                          CALIFORNIA BANCSHARES, INC.,
                                      BUYER

                              NORMAN C. SCHULTZ AND
          JOHN C. DAVIS AS TRUSTEE OF THE GUSTON CHARLES SCHULTZ TRUST,
                                     SELLERS

                                 WITH RESPECT TO

              FIRST COMMUNITY BANKSHARES, INC. AND CENTENNIAL BANK



                                 APRIL 18, 1995

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                                TABLE OF CONTENTS

                                                                            PAGE

Section 1.   THE ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . .1

      1.1    Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . . .1

      1.2    Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .1


Section 2.   COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . .1

      2.1    Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . .1

             (a)  Government Approvals . . . . . . . . . . . . . . . . . . . .1

             (b)  Notification of Breach of Representations, Warranties
                  and Covenants. . . . . . . . . . . . . . . . . . . . . . . .2

             (c)  Press Releases . . . . . . . . . . . . . . . . . . . . . . .2

             (d)  Access to Properties, Books and Records; Confidentiality . .2

             (e)  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . .3

      2.2    Covenants of Schultz. . . . . . . . . . . . . . . . . . . . . . .3

             (a)  Financial Statements . . . . . . . . . . . . . . . . . . . .3

             (b)  Compensation . . . . . . . . . . . . . . . . . . . . . . . .3

             (c)  Conduct of Business in the Ordinary Course . . . . . . . . .4

             (d)  No Merger or Solicitation. . . . . . . . . . . . . . . . . .6

             (e)  Changes in Capital Stock; Dividends. . . . . . . . . . . . .6

             (f)  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .6

             (g)  Capital Commitments and Expenditures . . . . . . . . . . . .6

             (h)  Acquisition of Option Shares . . . . . . . . . . . . . . . .7

             (j)  Assignment of Lease. . . . . . . . . . . . . . . . . . . . .7

             (k)  Repayment of Capital Note. . . . . . . . . . . . . . . . . .7

      2.3    Covenants of CBI. . . . . . . . . . . . . . . . . . . . . . . . .7

             (a)  Business Combinations. . . . . . . . . . . . . . . . . . . .7

             (b)  Standard for Written Consent. . . . . . . . . . . . . . . . 7

             (c)  Redeployment Plan. . . . . . . . . . . . . . . . . . . . . .7


Section 3.   REPRESENTATIONS AND WARRANTIES REGARDING FCB AND BANK . . . . . .7

      3.1    Corporate Status and Power to Enter Into Agreements . . . . . . .7

      3.2    Charter, Bylaws, Books and Records. . . . . . . . . . . . . . . .8

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                                TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

      3.3    Compliance With Laws, Regulations and Decrees . . . . . . . . . .8

      3.4    Absence of Conflict . . . . . . . . . . . . . . . . . . . . . . .8

      3.5    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .8

      3.6    Equity Interest in Any Entity . . . . . . . . . . . . . . . . . .9

      3.7    Financial Statements, Regulatory Reports. . . . . . . . . . . . .9

      3.8    Tax Returns.. . . . . . . . . . . . . . . . . . . . . . . . . . 10

      3.9    Material Adverse Change . . . . . . . . . . . . . . . . . . . . 10

      3.10   No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . 10

      3.11   Properties and Leases . . . . . . . . . . . . . . . . . . . . . 11

      3.12   Material Contracts. . . . . . . . . . . . . . . . . . . . . . . 12

      3.13   Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

      3.14   Restrictions on Investments . . . . . . . . . . . . . . . . . . 12

      3.15   Employment Contracts and Benefits . . . . . . . . . . . . . . . 13

      3.16   Compliance With ERISA . . . . . . . . . . . . . . . . . . . . . 14

      3.17   Collective Bargaining and Employment Agreements . . . . . . . . 14

      3.18   Compensation of Officers and Employees. . . . . . . . . . . . . 15

      3.19   Legal Actions and Proceedings . . . . . . . . . . . . . . . . . 15

      3.20   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

      3.21   Loan Loss Reserves. . . . . . . . . . . . . . . . . . . . . . . 15

      3.22   Transactions With Affiliates. . . . . . . . . . . . . . . . . . 15

      3.23   Retention of Broker or Consultant . . . . . . . . . . . . . . . 16

      3.24   Option to Purchase Option Shares. . . . . . . . . . . . . . . . 16

      3.25   Accuracy of Representations and Warranties. . . . . . . . . . . 16


Section 4.   REPRESENTATIONS AND WARRANTIES REGARDING SELLERS. . . . . . . . 16

      4.1    Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . 16

      4.2    Power To Enter Into Agreement . . . . . . . . . . . . . . . . . 16

      4.3    Execution and Delivery of the Agreement . . . . . . . . . . . . 16

      4.4    Retention of Broker or Consultant . . . . . . . . . . . . . . . 17

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                                TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

      4.5    Accuracy of Representations and Warranties. . . . . . . . . . . 17


Section 5.   REPRESENTATIONS AND WARRANTIES OF CBI . . . . . . . . . . . . . 17

      5.1    Corporate Status and Power to Enter Into Agreements . . . . . . 17

      5.2    Compliance With Laws, Regulations and Decrees . . . . . . . . . 17

      5.3    Execution and Delivery of the Agreement . . . . . . . . . . . . 17

      5.4    Retention of Broker or Consultant . . . . . . . . . . . . . . . 18

      5.5    Accuracy of Representations and Warranties. . . . . . . . . . . 18


Section 6.   CONDITIONS TO THE OBLIGATIONS OF CBI. . . . . . . . . . . . . . 18

      6.1    Representations and Warranties. . . . . . . . . . . . . . . . . 18

      6.2    Compliance and Performance Under Agreement. . . . . . . . . . . 18

      6.3    Material Adverse Change . . . . . . . . . . . . . . . . . . . . 18

      6.4    Officer's Certificate . . . . . . . . . . . . . . . . . . . . . 19

      6.5    Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . 19

      6.6    Government Approvals. . . . . . . . . . . . . . . . . . . . . . 19

      6.7    Unaudited Financials. . . . . . . . . . . . . . . . . . . . . . 19

      6.8    Closing Documents . . . . . . . . . . . . . . . . . . . . . . . 20

      6.9    Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.10   Board Resolutions . . . . . . . . . . . . . . . . . . . . . . . 20


Section 7.   CONDITIONS TO THE OBLIGATIONS OF SELLERS. . . . . . . . . . . . 20

      7.1    Representations and Warranties. . . . . . . . . . . . . . . . . 20

      7.2    Compliance and Performance Under Agreement. . . . . . . . . . . 20

      7.3    Officer's Certificate . . . . . . . . . . . . . . . . . . . . . 20

      7.4    Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . 20

      7.5    Government Approvals. . . . . . . . . . . . . . . . . . . . . . 20

      7.6    Closing Documents . . . . . . . . . . . . . . . . . . . . . . . 20


Section 8.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

      8.1    Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . 21

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                                TABLE OF CONTENTS
                                   (Continued)

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      8.2    Delivery of Documents . . . . . . . . . . . . . . . . . . . . . 21

      8.3    Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

      8.4    Transfer of Cash and Stock. . . . . . . . . . . . . . . . . . . 21


Section 9.   EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21


Section 10.  AMENDMENT; TERMINATION. . . . . . . . . . . . . . . . . . . . . 21

      10.1   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

      10.2   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 21

      10.3   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

      10.4   Breach of Obligations . . . . . . . . . . . . . . . . . . . . . 22

      10.5   Termination and Expenses. . . . . . . . . . . . . . . . . . . . 22


Section 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 22

      11.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

      11.2   Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . 23

      11.3   Survival of Representations and Warranties. . . . . . . . . . . 23

      11.4   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 23

      11.5   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . 23

      11.6   Entire Agreement; Severability. . . . . . . . . . . . . . . . . 23

      11.7   Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

      11.8   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 24

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                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT, dated as of April 18, 1995 ("Agreement"), is made by and between California Bancshares, Inc., a Delaware corporation ("CBI"), Norman C. Schultz ("Schultz"), and John C. Davis as Trustee of the Guston Charles Schultz Trust (the "Trustee," and collectively with Schultz, the "Sellers").

                                   WITNESSETH:

     A. First Community Bankshares, a California corporation ("FCB") is the holder of 98.6% of the outstanding shares of Centennial Bank, a California banking corporation ("Bank"). FCB has an option to acquire the remaining 1.4% of the outstanding shares of Bank from the holders of such shares.

     B. Schultz, Trustee and the Board of Directors of CBI deem it advisable and in their respective best interests that the parties enter into a business combination whereby CBI shall acquire all the outstanding stock of FCB (the "Shares") from Sellers, FCB shall become a wholly-owned subsidiary of CBI and Bank shall become an indirect wholly-owned subsidiary of CBI (collectively, the "Acquisition"), and immediately thereafter FCB shall be merged or liquidated with and into CBI (the "Merger").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. THE ACQUISITION.

     1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell to CBI, and CBI shall purchase from Sellers, the Shares.

     1.2 PURCHASE PRICE. In consideration of the sale by Sellers of the Shares, CBI, on the conditions set forth herein, shall deliver to Sellers at the Closing (as defined in Section 8.1) the sum of $16,250,000 (as adjusted pursuant to Section 8.4 hereof), payable in cash or other form of immediately available funds. The purchase price shall be paid pro rata to Schultz and Trustee in proportion to the respective number of shares of FCB held by each as of the Closing.

SECTION 2.  COVENANTS OF THE PARTIES.

     2.1 MUTUAL COVENANTS. Sellers and CBI agree to comply with the following covenants. In the case of covenants of FCB and Bank, Sellers agree to cause FCB and Bank to comply with such covenants.

     (a) GOVERNMENT APPROVALS. Each party will use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps within their reasonable control to obtain the prior approval of the Acquisition by all bank regulatory agencies with jurisdiction over such transaction, including the Board of Governors of the Federal Reserve System (the "FRB") and the

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California State Banking Department (the "Department"), and to obtain all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts and things necessary or appropriate in order to cause the Acquisition to be consummated on the terms provided in this Agreement as promptly as practicable. The approvals referred to in this
Section 2.1(a) are hereinafter referred to as the "Government Approvals." CBI shall have responsibility for preparing applications for the Government Approvals, and CBI shall pay any fees required for applications by it to any regulatory agencies. Sellers, FCB and Bank shall respond to a written request for information sought by CBI for the purpose of obtaining the Government Approvals promptly and in all cases within 10 days after receipt of such request. CBI shall file applications for the Government Approvals within four business days after the date of this Agreement.


     (b) NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

     (c) PRESS RELEASES. No party shall issue any press release or written statement for general circulation relating to this Agreement unless previously provided to the other parties for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with the other parties in the development and distribution of all news releases and other public information disclosures with respect to the Acquisition or this Agreement; provided that either party may, without the consent of the other party, make any disclosure with regard to this Agreement that it determines, after consulting with its counsel, is required under any applicable law or regulation.

     (d) ACCESS TO PROPERTIES, BOOKS AND RECORDS; CONFIDENTIALITY. Prior to the Closing, subject to the requirements of applicable law, FCB and Bank shall give CBI and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of their properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondences, and shall allow CBI at its expense to make copies of such materials and shall furnish CBI with all such information concerning their affairs as CBI may reasonably request. FCB and Bank shall also use their best efforts to cause their independent accounting firm to make available to CBI, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such firm's work papers and documentation relating to its work papers and its audits of the books and records of FCB and Bank. The availability or actual delivery of such information about either party shall not affect the covenants, representations and warranties of either party contained in this Agreement. Each party shall use its best efforts to cause its officers, directors, employees, auditors, and attorneys to cooperate with the other in its reasonable requests for information. CBI shall treat as confidential all such information in the same manner as it treats similar confidential information of its own, and if this Agreement is terminated, CBI shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by FCB or Bank or copied by CBI, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that CBI may disclose any such information to the extent required (upon advice of counsel) by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available (unless made publicly available by CBI or its agents in violation of this Agreement or applicable law) or to any information previously known to the party in question, the use of which is not otherwise restricted.

     (e) BEST EFFORTS. Each party will use its best efforts in good faith to perform its obligations under this Agreement and to see that all conditions within its reasonable control to completion of the Acquisition shall be satisfied. Sellers shall cooperate in good faith with CBI with respect to CBI's applications for the Government Approvals.

     2.2  COVENANTS OF SCHULTZ.

     Schultz agrees that he shall comply, or shall cause FCB and Bank to comply, with each of the following covenants.

     (a)  FINANCIAL STATEMENTS.

          (i) FCB and Bank have delivered or shall deliver to CBI prior to the Closing true and correct copies of statements of income and statements of cash flows for FCB and Bank for the fiscal years ended December 31, 1994, 1993 and 1992 (and any subsequent quarter-end periods), and statements of financial condition at December 31, 1994, 1993 and 1992 (and any subsequent quarter-ends). The financial statements for such year ends have been audited by the independent public accountants for FCB and Bank during the relevant periods, and include an unqualified opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial positions, results of operations and cash flows of FCB and Bank at the dates indicated and for the periods then ending.

          (ii) FCB and Bank have delivered or shall deliver to CBI true and complete copies of year-end call reports relating to Bank filed with the Department, Federal Deposit Insurance Corporation ("FDIC") or the FRB during 1992 through 1994 and shall deliver true and complete copies of the Bank's quarterly call reports filed in 1995 prior to the Closing. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

          (iii) FCB and Bank shall deliver to CBI, as soon as practicable after the end of each calendar month, copies of their month-end financial statements and management reports as prepared for internal use by FCB's and Bank's management.

     (b) COMPENSATION. Neither FCB nor Bank shall make or approve any increase in the compensation payable or to become payable by them to any of their directors, officers, employees or agents with annual salaries in excess of $60,000 (including but not limited to compensation through any profit sharing, pension, retirement, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be


                                        3


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granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by FCB or Bank with any such directors, officers, employees or agents unless CBI has given its prior written consent. Nothing herein shall prevent the payment to FCB's or Bank's employees (with salaries of $60,000 or less) of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as heretofore disclosed to CBI. Bank may pay nonrecurring bonuses, severance payments or similar nonrecurring compensation payments to officers, directors, employees and agents of FCB or Bank in connection with the Acquisition in an aggregate amount not to exceed $60,000. Without the prior consent of CBI, neither FCB nor Bank shall hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $60,000 per year, except with the prior written consent of CBI.

     (c)  CONDUCT OF BUSINESS IN THE ORDINARY COURSE.  Prior to the Closing:

          (i)  FCB and Bank shall conduct their business in the Ordinary
     Course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course" of Bank shall consist of the banking and related businesses as presently conducted by it and permitted under applicable banking laws, and the "Ordinary Course" of FCB shall consist of the businesses currently conducted by it and permitted under applicable bank holding company laws. Unless CBI has given its previous written consent to any act or omission to the contrary, FCB and Bank shall, until the Closing, cause its officers to:

               (A)  preserve their business and business organizations intact;

               (B) preserve the good will of customers and others having business relations with them and take no action that would impair the benefit to CBI of such goodwill or the other benefits of the Acquisition;

               (C) consult with CBI as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course;

               (D) maintain their properties in good repair, working order and condition (reasonable wear and tear excepted);

               (E) comply with all laws, regulations and decrees applicable to the conduct of their businesses, the violation of which would have a materially adverse effect on the financial condition, results of operations or business prospects of FCB or Bank;

               (F) use their best efforts to keep in force at not less than its present limits all policies of insurance, including deposit insurance of the FDIC, to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

               (G) use their best efforts to keep available to CBI the services of their present officers and employees, (it being understood that FCB and Bank shall have the right to terminate the employment of any of their officers or employees for cause or otherwise in accordance with their established employment procedures);


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

               (H) comply with all orders, agreements and memoranda of understanding with respect to them made by or with any regulatory authority of competent jurisdiction, and promptly forward to CBI all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform the other party of any material restrictions imposed by any governmental authority on their businesses;

               (I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

               (J) conduct an environmental audit prior to foreclosure on any property as to which they have knowledge, or should have knowledge, that asbestos or asbestos-containing material, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with CBI regarding the significance of the audit prior to the foreclosure on any such property;

               (K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of their assets except in the Ordinary Course consistent with Bank's customary practices;

               (L) with respect to any extension of credit in excess of $50,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course;

               (M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of their officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course consistent with their established loan procedures and in compliance with FRB Regulation O, or other applicable restrictions on transactions with officers, directors or other affiliated or related persons;

               (N) not take any action to create, relocate or terminate the operations of any office, banking office or branch, or to form any new subsidiary or affiliated entity; and

               (O) not settle or otherwise take any action to release or reduce any of their rights with respect to any litigation involving a claim of more than $50,000 in which they are a party, except in the Ordinary Course.

          (ii) FCB and Bank shall not, without first having obtained the written consent of CBI, cause its officers to:

               (A) commit itself to any loan with a principal amount in excess of $500,000 if unsecured, or in excess of $500,000 and with a loan-to-value ratio above 75% if secured by real property;

               (B) purchase or sell any investment security with a remaining term to maturity of one year or more; or

               (C) issue any certificate of deposit with a rate of interest in excess of 50 basis points above average for the same maturity as reflected in CBI's internally published rates (which CBI shall provide to FCB and Bank on at least a weekly basis).

     (d)  NO MERGER OR SOLICITATION.

           Neither Sellers, FCB nor Bank shall effect or agree to effect any Business Combination relating to FCB or Bank, cause FCB or Bank to acquire or agree to acquire any of its own capital stock or the capital stock or assets (except in the Ordinary Course) of any other entity (except for FCB's acquisition of the Option Shares), or commence any proceedings for winding up and dissolution affecting FCB or Bank.

          "Business Combination" shall mean any merger, sale or purchase of a subsidiary, sale or purchase of a substantial portion of any person's or entity's assets, or tender offer or other means of acquisition of substantially all the outstanding capital stock of any entity.

     (e) CHANGES IN CAPITAL STOCK; DIVIDENDS. At or after the date hereof and at or prior to the Closing, except with the prior written consent of CBI or as otherwise provided in this Agreement, neither FCB nor Bank shall amend their Articles of Incorporation or Bylaws, make any change in their authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character to do so; declare or pay any cash dividend; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security, or agree to do any of the foregoing, except as expressly provided herein, except that:

          (i) Bank may declare and pay dividends to its shareholders in 1995 and prior to Closing in an aggregate amount which, when added to the amount (net of tax benefit) of any bonuses paid or accrued by the Bank with respect to the Acquisition, shall not exceed $720,000; and

          (ii) FCB may and shall acquire the Option Shares and repay the capital note described in Section 2.2(j).

     (f) EMPLOYEE BENEFIT PLANS. FCB and Bank shall cooperate with any efforts of CBI to terminate, freeze, modify or merge any of FCB's or Bank's employee benefit plans, as defined in Section 3(l) of ERISA, into CBI's or any of CBI's subsidiary banks' employee benefit plans as of or after the Closing, as determined by CBI, in each case consistent with provisions of the Internal Revenue Code, as amended (the "IRC").

     (g) CAPITAL COMMITMENTS AND EXPENDITURES. After the execution of this Agreement, except with the prior written consent of CBI, no new capital commitments shall be entered into, and no capital expenditures in excess of $25,000 shall be made by FCB or Bank, including but not limited to, creation of any new branches and acquisitions or leases of real property, except commitments or expenditures within existing operating and capital budgets previously furnished to CBI.

     (h) ACQUISITION OF OPTION SHARES. On or about April 30, 1995, but in no event later than five days prior to Closing, FCB shall exercise its option to purchase, and shall purchase for cash, the Option Shares.

     (i) ASSIGNMENT OF LEASE. On or before the Closing, FCB shall assign to Schultz all of its rights as lessee under its lease of premises located at 50 Osgood Place, San Francisco, California, and Schultz shall assume, and hold FCB harmless from, all of FCB's obligations as lessee under such lease from and after the Closing. Schultz shall be entitled to retain all furniture, fixtures, equipment and leasehold improvements associated with such premises.

     (j) REPAYMENT OF CAPITAL NOTE. On or before the Closing, FCB shall repay in full all principal, interest and other amounts due under that certain capital note payable to and held by Schultz.

     2.3  COVENANTS OF CBI.

     (a) BUSINESS COMBINATIONS. CBI agrees not to enter into any Business Combination with any other party that does not contemplate, and effectively precludes, the performance by CBI of its obligations under this Agreement.

     (b) STANDARD FOR WRITTEN CONSENT. Whenever CBI's written consent is required as a condition to any action by Sellers, FCB or Bank, CBI shall not withhold such consent unreasonably. Whenever Sellers, FCB or Bank shall request CBI's written consent in accordance with this Agreement and shall provide CBI with documentation or other evidence reasonably supporting such request, CBI shall respond within two business days.

     (c) REDEPLOYMENT PLAN. CBI shall treat all persons (other than Schultz) who are employees of Bank as of the Closing and who CBI determines will not continue in their present or comparable positions after Closing as eligible to participate in CBI's Redeployment Plan and, for purposes of such plan, shall give such persons credit for service with CBI for their term of employment with Bank.

SECTION 3.  REPRESENTATIONS AND WARRANTIES REGARDING FCB AND BANK.

     Schultz represents and warrants to CBI that:

     3.1 CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. Bank is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California as a state-chartered commercial bank. FCB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Subject to receipt of the Government Approvals, FCB and Bank have all necessary corporate power to carry out all of the terms and provisions hereof to be carried out by them. Bank holds a currently valid license issued by the Department to engage in the commercial banking business at its principal office in Castro Valley, California, and at each of its existing branch offices. Bank is not subject to any order of the FRB, FDIC, Department or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of FCB and Bank nor the location of their properties requires them to be licensed to do business in any jurisdiction other than the State of

California. Bank's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation. Bank is not a member of the Federal Reserve System.

     3.2 CHARTER, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of FCB and Bank that FCB and Bank previously delivered to CBI are complete and accurate copies thereof as in effect on the date hereof. The minute books of FCB and Bank that FCB and Bank made available to CBI contain a complete and accurate record of all meetings of FCB's and Bank's Board of Directors (and committees thereof) and all annual meetings of FCB's and Bank's shareholders. The corporate books and records (including financial statements) of FCB and Bank that FCB and Bank made available to CBI fairly reflect the material transactions to which FCB and Bank are a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

     3.3 COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. FCB and Bank (i) have the corporate power to own or lease their properties and to conduct their businesses as currently conducted, (ii) have complied with, and are not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of their businesses and the ownership of their properties, including but not limited to all federal and state laws, rules and regulations relating to the offer, sale or issuance of securities, and the operation of a bank holding company and a state-chartered commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of their businesses or is not likely to otherwise have a material adverse effect on FCB or Bank, and (iii) have all material approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all material registrations with, all governmental and regulatory authorities which are necessary to the business and operations of FCB and Bank as now being conducted.

     3.4 ABSENCE OF CONFLICT. The consummation of the transactions herein contemplated (i) do not violate any provision of the Articles of Incorporation or Bylaws of FCB or Bank, any provision of federal or state law or any governmental rule or regulation applicable to FCB or Bank (assuming receipt of the Government Approvals and accuracy of the representations of CBI set forth herein), and (ii) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which FCB or Bank is a party or by which they are bound (except the leases for its San Leandro and Fairway Park branches) or any order, ruling, decree, judgment, arbitration award or stipulation to which FCB or Bank is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of FCB or Bank.

     3.5 CAPITALIZATION. The authorized capital stock of Bank consists of 2,000,000 shares of common stock, no par value, of which 344,288 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, 98.6% of which are owned by FCB as of the date of this Agreement, and all of which will be owned by FCB on the Closing. The authorized capital stock of FCB consists of 8,000 shares of voting common stock, no par value, of which 3,200 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and all of which are owned by Schultz, and 2,000 shares of nonvoting common stock, of which 800 shares are duly authorized, validly issued, fully paid and nonassessable, and of which 400 are owned by

Schultz and 400 are owned by Trustee. Said stock has been issued in compliance with all applicable securities laws. There are no outstanding (i) options, agreements, calls or commitments of any character which would obligate FCB or Bank to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any FCB or Bank common stock (except for FCB's option to purchase the Option Shares) or any other equity security of FCB or Bank, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of FCB or Bank common stock or any other equity security of FCB or Bank. The outstanding common stock of FCB or Bank is not registered with the SEC or any other agency pursuant to the Securities Exchange Act of 1934.

     3.6 EQUITY INTEREST IN ANY ENTITY. Except for FCB's ownership of Bank common stock and except as collateral for outstanding loans held in Bank's loan portfolio, FCB and Bank do not own, directly or indirectly, any equity interest in any bank, corporation or other entity.

     3.7 FINANCIAL STATEMENTS, REGULATORY REPORTS. No financial statement to be provided to CBI by FCB or Bank under or in connection with this Agreement, as of the date of such financial statement, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. FCB and Bank have filed all material documents and reports required to be filed by either of them with the FRB, FDIC, Department and any other governmental authority having jurisdiction over FCB's or Bank's businesses or any of FCB's or Bank's assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to FCB or Bank required by governmental authorities and regulatory agencies having jurisdiction over FCB or Bank have been taken. Neither FCB nor Bank has received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization. FCB and Bank have paid all assessments made or imposed by any governmental agency. FCB and Bank have delivered to CBI copies of all annual management letters and opinions, and have made available to CBI for inspection all reviews, correspondence and other documents in the files of FCB and Bank prepared by their independent accounting firm delivered to FCB or Bank since December 31, 1992. The financial records of FCB and Bank have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by FCB and Bank in the operation of their businesses to generate and retrieve their financial records are reasonably adequate for the current needs of FCB and Bank.

     3.8  TAX RETURNS.

     (a) FCB and Bank have timely filed all federal, state, county, local and foreign tax returns required to be filed by them, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. FCB and Bank have paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to CBI. FCB and Bank have not been requested to give or given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against FCB or Bank for any alleged deficiency in the payment of any taxes, and FCB and Bank do not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. Except for the transactions contemplated by this Agreement, there has been no event, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Article XIII.A of the California Constitution, of any real property owned in whole or in part by FCB or Bank or to the best of FCB's or Bank's knowledge, of any real property leased by FCB or Bank.

     (b) FCB and Bank have delivered to CBI copies of all their tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1993 and 1992.

     (c)  No consent has been filed relating to FCB or Bank pursuant to
Section 341(f) of the IRC.

     3.9  MATERIAL ADVERSE CHANGE.  Since December 31, 1994, there has been
(i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of FCB or Bank (whether or not in the Ordinary Course), (ii) no change in any of the assets, licenses, permits or franchises of FCB or Bank that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of FCB or Bank, except in the Ordinary Course; and (v) no disposition by FCB or Bank of one or more assets that, individually or in the aggregate, are material to FCB or Bank, except sales of assets in the Ordinary Course.

     3.10 NO UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.10 or in financial statements provided to CBI, the obligations disclosed in the contracts set forth in Schedule 3.12 and items for which reserves have been established in the audited consolidated statements of financial condition of FCB and Bank as of December 31, 1994, FCB and Bank have not incurred or discharged, and are not legally obligated with respect to any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course after such date. No agreement pursuant to which any loans or other assets have been or will be sold by FCB or Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause FCB or Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against FCB or Bank. FCB and Bank have not knowingly made and shall not make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading.

     3.11  PROPERTIES AND LEASES.


     (a) FCB and Bank have good and marketable title, free and clear of all liens and encumbrances, and the right of possession to all real properties (including Bank's Castro Valley branch and Hayward branch) and good title to all other property and assets, tangible and intangible, reflected in FCB's and Bank's consolidated statement of financial condition as of December 31, 1994 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since December 31, 1994, in the Ordinary Course), except (i) liens for taxes or assessments not delinquent, (ii) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in FCB's and Bank's consolidated statement of financial condition as of December 31, 1994, or as currently shown on the books and records of FCB and Bank and which do not interfere with or impair its present and continued use, or
(iii) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to CBI. All tangible properties of FCB and Bank conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of FCB and Bank are in a good state of maintenance and repair and are adequate for the current business of FCB and Bank. No properties of FCB or Bank, and, to the best of FCB's and Bank's knowledge, no properties in which either of them holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property or contamination of such property by any toxic or hazardous waste material or substance. Except as disclosed by FCB or Bank to CBI in writing, to the best of FCB's and Bank's knowledge, FCB and Bank do not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respect with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by FCB or Bank, FCB and Bank have not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws. Schedule 3.11(a) to this Agreement identifies all properties held by Bank in fee by address and status as branch office or other usage.

     (b) All properties held by FCB and Bank under leases (including Bank's San Leandro branch and Fairway Park branch) are held by them under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of FCB and

Bank, and FCB and Bank enjoy quiet and peaceful possession of such leased property. FCB and Bank are not in default in any respect under any material lease, agreement or obligation regarding their properties to which they are a party or by which they are bound. Schedule 3.11(b) to this Agreement identifies all properties held by Bank under leases by address, lease date, lessor, expiration date, status as a branch office and the necessity under the lease for any other party's consent to the Acquisition or the Merger.

     (c) Except as disclosed in Schedule 3.11(c), succession of CBI to all of FCB's rights and obligations under the leases referred to in Section 3.11(b) above and CBI's acquisition of control of Bank does not require the consent of any other party to such leases. Where required, FCB shall use its best efforts to obtain, prior to the Closing, the consent of all parties to any such lease.

     3.12 MATERIAL CONTRACTS. Except for loans, lines of credit, loan commitments or letters of credit to which Bank is a party as lender or as set forth on Schedule 3.12, FCB and Bank are not a party to or bound by any contract or other agreement made in the Ordinary Course which involves aggregate future payments by or to FCB or Bank of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and FCB and Bank are not a party to or bound by any agreement not made in the Ordinary Course which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to CBI pursuant to this Section is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

     3.13 LOANS. FCB and Bank have disclosed to CBI in writing prior to the date hereof, and will promptly inform CBI of the amounts of, all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of FCB or Bank, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). To the best of their abilities, FCB and Bank have furnished and will continue to furnish to CBI true and accurate information concerning the loan portfolio of Bank, and no material information with respect to the loan portfolio has been or will be withheld from CBI. All loans and investments of FCB and Bank are legal, valid and binding obligations enforceable against the obligors thereunder in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to CBI in writing or reserved for in the consolidated statement of financial condition of FCB and Bank as of December 31, 1994, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. FCB and Bank do not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of FCB and Bank.

     3.14 RESTRICTIONS ON INVESTMENTS. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course and subject to compliance with applicable banking, securities and other governmental regulations, none of the investments reflected in the FCB's and Bank's consolidated statement of financial condition as of December 31, 1994, and none of the investments made by FCB or Bank since December 31, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of FCB and Bank to freely dispose of such investment at any time.

     3.15  EMPLOYMENT CONTRACTS AND BENEFITS.

     (a) FCB and Bank have delivered to CBI an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of FCB and Bank (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to CBI any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts.

     (b) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (a) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and
Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

     (c) To the best of FCB's and Bank's knowledge, with respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (a) and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

          (i)  Any act or omission constituting a material violation of
     Section 402 of ERISA;

          (ii) Any act or omission constituting a violation of Section 403 of ERISA;

          (iii)Any act or omission by FCB and Bank, or by any director, officer or employee thereof, constituting a violation of Sections 404 or 405 of ERISA;

          (iv) To the knowledge of FCB and Bank, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

          (v) Any act or omission which constitutes a violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

          (vi) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

     (d) All contributions, premiums or other payments due from FCB and Bank to (or under) any plan listed in subsection (a) have been fully paid or adequately provided for on their audited financial statements for the year ended December 31, 1994, and on their most recent unaudited financial statement before the Closing. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

     (e) Each plan listed in subsection (a) complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

     (f) Each plan listed in subsection (a) complied in all material respects with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder.

     (g) FCB and Bank have heretofore disclosed in writing to CBI the names of each director, officer and employee of FCB and Bank and the salary and terms of employment of each such person.

     3.16 COMPLIANCE WITH ERISA. FCB and Bank have not, since their inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, other than the Centennial Bank Saving Plan (the "Plan"), which was originally adopted by the Bank's Board of Directors on July 1, 1979 and a true and accurate copy of which has been provided to CBI. With respect to the Plan, as of the Closing (i) the Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Plan Trust will be exempt from income tax under Section 501(a) of the IRC; (ii) the Plan is an adaptation of a prototype document which has received a favorable opinion letter from the IRS, the qualified status of the Plan as adopted, under Section 401(a) of the IRC will be determined upon the filing with the IRS of a request for a favorable determination to be made before December 31, 1995, or such other date prescribed by the IRS, and the IRS has not raised any question on audit or otherwise with respect to the qualified status of the Plan or the Plan Trust prior to the Closing; (iii) Bank shall not have amended the Plan or administered the Plan in such a manner that would preclude the issuance of a favorable Determination Letter to the Plan; (iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (v) all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Plan for all periods ending at or prior to the Closing will have been made on a timely basis by Plan and the Plan administrator, except where the failure to make such timely filings does not, and is not likely to, result in a material limitation on the operation of the Plan or have a material adverse effect on FCB or the Bank; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to FCB or Bank brought or threatened by any potential claimant or representative of such claimant under the Plan where FCB, Bank or the Plan may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Bank's December 31, 1994 financial statements or an insurer of FCB or Bank has agreed to defend against and pay the amount of any resulting liability without reservation.

     3.17 COLLECTIVE BARGAINING AND EMPLOYMENT AGREEMENTS. Except as provided in this Agreement or as previously disclosed to CBI in writing, FCB and Bank do not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by FCB or Bank without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between FCB and Bank and any current or former employees and, to the best of FCB's and Bank's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

     3.18  COMPENSATION OF OFFICERS AND EMPLOYEES.  Except as disclosed in
Schedule 3.18, no officer or employee of FCB or Bank is receiving aggregate direct remuneration at a rate exceeding $60,000 per annum. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FCB, Bank or CBI to any employee of FCB or Bank, except such severance payments as FCB or Bank has agreed to pay pursuant to Section 2.1(f) of this Agreement and any severance payments under CBI's Redeployment Plan pursuant to Section 2.3(c).

     3.19 LEGAL ACTIONS AND PROCEEDINGS. Except as disclosed in Schedule 3.19, FCB and Bank are not a party to, or so far as either of them is aware, threatened with any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither FCB nor Bank is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by FCB or Bank of any amount in excess of $50,000. FCB and Bank have no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of FCB and Bank, threatened against FCB or Bank.

     3.20 INSURANCE. Bank is, and for the five years preceding the date of this Agreement has been, insured with reputable insurers against all risks normally insured against by commercial banks, and all of the insurance policies and bonds maintained by Bank are in full force and effect, Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. To the knowledge of Schultz, such insurance coverage is adequate for Bank. Since December 31, 1994 and as of the Closing, there has not been any damage to, destruction of, or loss of any assets of Bank not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Bank.

     3.21 LOAN LOSS RESERVES. To the knowledge of FCB's and Bank's management, the allowances for loan losses in the statements of financial condition as of December 31, 1994, and as of the Closing are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for probable loan losses on outstanding loans, net of recoveries.

     3.22 TRANSACTIONS WITH AFFILIATES. Except as shown on Schedule 3.22, FCB and Bank have not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of FCB or Bank, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the Securities Act of 1933. FCB and Bank have not entered into any other transactions with the employees or directors of FCB or Bank or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to CBI. Any such transactions have been on terms no less favorable to FCB or Bank than those which would prevail in an arms-length transaction with an independent third party.

     3.23 RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by FCB or Bank or is entitled to be paid based upon any agreements, arrangements or understandings made by FCB or Bank in connection with any of the transactions contemplated by this Agreement.

     3.24 OPTION TO PURCHASE OPTION SHARES. FCB has an option to purchase the Option Shares, and can exercise such option and purchase the Option Shares for a price equal to book value per share based on Bank's most recent quarterly call report.

     3.25 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by FCB or Bank, and no statement by FCB or Bank in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to CBI; provided, that information as of a later date shall be deemed to modify information as of any earlier date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.

     Sellers represent and warrant to CBI that, except as set forth on a Schedule attached to this Agreement and corresponding in number with the applicable section:

     4.1 STOCK OWNERSHIP. Sellers own all of the outstanding equity securities of FCB.

     4.2 POWER TO ENTER INTO AGREEMENT. Subject to receipt of the Government Approvals, each Seller has all necessary power to enter into this Agreement and to carry out all of the terms and provisions hereof to be carried out by it.

     4.3  EXECUTION AND DELIVERY OF THE AGREEMENT.

     (a) This Agreement has been duly executed and delivered by Sellers and (assuming due execution and delivery by CBI) constitutes a legal and binding obligation of Sellers in accordance with its terms.

     (b) The execution and delivery by Sellers of this Agreement and the consummation of the transactions herein contemplated (i) do not violate the trust agreement of Trustee or any provision of federal or state law or any governmental rule or regulation applicable to Sellers (assuming receipt of the Government Approvals and accuracy of the representations of CBI set forth herein), and (ii) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which either Seller is a party or by which either of them is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which either Seller is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of either Seller.

     4.4 RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Sellers or is entitled to be paid based upon any agreements, arrangements or understandings made by Sellers in connection with any of the transactions contemplated by this Agreement.

     4.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Sellers, and no statement by Sellers in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to CBI, provided, that information as of a later date shall be deemed to modify information as of any earlier date.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF CBI.

     CBI represents and warrants to Sellers that, except as set forth on a Schedule attached to this Agreement and corresponding in number to the appropriate section:

     5.1 CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. CBI is a corporation duly incorporated, validly existing and in good standing under Delaware law, is duly qualified and in good standing as a foreign corporation under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Subject to receipt of the Government Approvals, CBI has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof to be carried out by it. CBI is not subject to any order of the FRB or any other regulatory authority having jurisdiction over its business or any of its assets or properties.

     5.2 COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. CBI (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws, and the rules and regulations relating to the offer, sale or issuance of securities, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on CBI taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be to filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to its business and operations as now being conducted.

     5.2  EXECUTION AND DELIVERY OF THE AGREEMENT.

     (a) The execution and delivery of this Agreement have been duly authorized by the Board of Directors of CBI.

     (b) This Agreement has been duly executed and delivered by CBI and (assuming due execution and delivery by Sellers) constitutes a legal and binding obligation of CBI in accordance with its terms.

     (c) The execution and delivery by CBI of this Agreement and the consummation of the transactions herein contemplated (i) do not violate any provision of the Certificate of Incorporation or Bylaws of CBI, any provision of federal or state law or any governmental rule or regulation applicable to CBI (assuming receipt of the Government Approvals and accuracy of the representations of Sellers herein), and (ii) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which CBI is a party or by which they are bound or any order, ruling, decree, judgment, arbitration award or stipulation to which CBI is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of CBI.

     5.4 RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by CBI or is entitled to be paid based upon any agreements, arrangements or understandings made by CBI in connection with any of the transactions contemplated by this Agreement.

     5.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by CBI, and no statement by CBI in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Sellers; provided, that information as of a later date shall be deemed to modify information as of any earlier date.

SECTION 6. CONDITIONS TO THE OBLIGATIONS OF CBI.

     The obligations of CBI under this Agreement are, at its option, subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of CBI at any time at or prior to the Closing:

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Schultz in Section 3 and of Sellers in Section 4 shall be true and correct in all material respects when made and on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to an earlier date.

     6.2 COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. Sellers, FCB and Bank shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by them at or prior to the Closing.

     6.3 MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since December 31, 1994, in the business, financial condition or results of operations of FCB or Bank and neither FCB nor Bank shall be a party to or, so far as Sellers, FCB and Bank are aware, threatened with any legal action or other proceeding before any court, any arbitrator of any kind or any Government agency if, in the reasonable judgment of CBI, such legal action or proceeding could materially adversely affect FCB or Bank or their business, financial condition or results of operations.

     6.4 OFFICER'S CERTIFICATE. CBI shall have received a certificate, dated the Closing, signed (i) on behalf of Sellers and (ii) on behalf of FCB and Bank by their respective President, Chief Credit Officer and Chief Financial Officer, to the effect that the conditions in Sections 6.1-6.3 have been satisfied.

     6.4 OPINION OF COUNSEL. Sellers, FCB and Bank shall have delivered to CBI such documents as may reasonably be requested by CBI to evidence compliance by Sellers, FCB and Bank with the provisions of this Agreement, including an opinion of their counsel reasonably satisfactory to CBI.

     6.6 GOVERNMENT APPROVALS. All Government Approvals shall be in effect with only such conditions as are customary in similar transactions, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement CBI in its reasonable judgment deems to be materially burdensome (in which case CBI shall promptly notify Sellers).

     6.7 UNAUDITED FINANCIALS. Not later than five business days prior to the Closing, FCB and Bank shall have furnished CBI a copy of their most recently prepared unaudited year-to-date financial statements, including statements of financial condition and year-to-date statement of income of FCB and Bank (adjusted to reflect any expenses to this transaction not yet recognized, any dividends to be paid before Closing and any amounts to be paid by FCB for acquisition of the Option Shares and not yet accrued), and which shall indicate that:

     (i) FCB has no liabilities and is the owner of all of the outstanding equity securities of Bank;

     (ii) Bank has made cumulative provisions to its allowance for loan losses in 1995 in at least the amount set forth for such purposes in the Bank's 1995 budget as in effect on the date of this Agreement and disclosed to CBI; and

     (iii) Bank's shareholder's equity is not less than:

          (A) $10,984,000 (the amount of shareholders' equity shown on Bank's audited statement of financial condition as of December 31, 1994);

          (B) PLUS the amount of Bank's retained earnings in 1995 before any dividends (but not reduced for any loss in 1995);

          (C) LESS dividends permitted to be paid to FCB in 1995 under Section 2.2(e) (the "Required Equity Amount").

     6.8 CLOSING DOCUMENTS. CBI shall have received such certificates and other closing documents as counsel for CBI shall reasonably request.

     6.9 CONSENTS. FCB and Bank shall have received, or CBI shall have satisfied itself that FCB and Bank will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to FCB and Bank as set forth in Schedule 6.9, in each case in form and substance reasonably satisfactory to CBI, and no such consent or license or permit shall have been withdrawn or suspended.

     6.10 BOARD RESOLUTIONS. CBI shall have received certified resolutions of the Boards of Directors of FCB and Bank approving the Acquisition and the Merger and such resolutions shall be in full force and effect.

SECTION 7. CONDITIONS TO THE OBLIGATIONS OF SELLERS.

     The obligations of Sellers under this Agreement are, at their option, subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that any one or more of such conditions may be waived by them at any time at or prior to the Closing:

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBI in Section 5 hereof shall be true and correct in all material respects when made and on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.

     7.2 COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. CBI shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by it at or prior to the Closing.

     7.3 OFFICER'S CERTIFICATE. Sellers shall have received a certificate, dated the Closing, signed on behalf of CBI by its President and Chief Financial Officer certifying to the satisfaction of the conditions stated in Sections 7.1 and 7.2 hereof.

     7.4 OPINION OF COUNSEL. CBI shall have delivered to Sellers such documents as may reasonably be requested by Sellers to evidence compliance by CBI with the provisions of this Agreement, including an opinion of its counsel reasonably satisfactory to Sellers.

     7.5 GOVERNMENT APPROVALS. The Government Approvals shall have been received and shall be in effect with only such conditions as are customary in similar transactions, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement Sellers in their reasonable judgment deems to be materially burdensome to them (in which case they shall promptly notify CBI).

     7.6 CLOSING DOCUMENTS. Sellers shall have received such certificates and other closing documents as counsel for Sellers shall reasonably request.

SECTION 8. CLOSING.

     8.1 CLOSING DATE. The completion of the transactions contemplated by this Agreement (the "Closing") shall, unless another date, time or place is agreed to in writing by CBI and Sellers, be held at 8:00 a.m. at the offices of CBI in San Ramon, California, as soon as practicable after receipt of all Government Approvals and the expiration of any applicable waiting periods.

     8.2 DELIVERY OF DOCUMENTS. At the Closing, the opinions, certificates, resolutions, resignations and other documents required to be delivered by this Agreement shall be delivered.

     8.3 FILINGS. At the Closing, CBI and Sellers shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to CBI and Sellers to give effect to the Acquisition.

     8.4 TRANSFER OF CASH AND STOCK. At the Closing, (a) Sellers shall deliver or cause to be delivered to CBI certificates representing all of the Shares of FCB with such assignments or endorsements as CBI shall reasonably require, and reasonable evidence that FCB has possession of certificates representing all of the outstanding equity securities of Bank, and (b) CBI shall deliver or cause to be delivered to Sellers cash or other form of immediately available funds in the amount of $16,250,000, less an amount equal to the amount (up to $500,000) by which Bank's shareholder's equity as of the Closing (determined in a manner consistent with Section 6.7) is less than the Required Equity Amount, payable to Sellers as provided in Section 1.2.

SECTION 9. EXPENSES

     Except as provided in Section 10.4, CBI agrees to pay, without right of reimbursement from the Sellers and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by CBI, and Sellers agree to pay, without right of reimbursement from CBI and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by Sellers, FCB and Bank, in each case incident to the performance of its obligations under this Agreement, including without limitation costs incident to the preparation of this Agreement and incident to the consummation of the Acquisition and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, FCB may pay Sellers' expenses to the extent of its cash on hand.

SECTION 10. AMENDMENT; TERMINATION.

     10.1 AMENDMENT. This Agreement may be amended by mutual agreement of CBI and Sellers at any time prior to the Closing.

     10.2  TERMINATION.  This Agreement may be terminated as follows:

     (a) By the mutual consent of the Sellers and Board of Directors of CBI at any time prior to the consummation of the Acquisition.

     (b) By the Board of Directors of CBI on or after September 30, 1995, if any of the conditions in Section 6 to which the obligations of CBI are subject have not been satisfied.

     (c) By the Board of Directors of CBI if (i) a materially adverse change shall have occurred since December 31, 1994, in the business, financial condition, results of operations or properties of FCB or Bank, or (ii) there has been material failure or prospective material failure on the part of Sellers, FCB or Bank to comply with any of their material obligations under this Agreement, or any material failure or prospective failure to comply with any of the material conditions set forth in Section 6 hereof; or (iii) if the Required Equity Amount exceeds Bank's shareholder's equity as of the proposed Closing (determined in a manner consistent with Section 6.7) by more than $500,000.

     (d) By the Sellers on or after September 30, 1995, if any of the conditions contained in Section 7 to which the obligations of Sellers, FCB and Bank are subject have not been satisfied.

     10.3 NOTICE. The right of termination hereunder may be exercised by CBI or Sellers, as the case may be, only by giving written notice to the other party.

     10.4 BREACH OF OBLIGATIONS. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within 10 business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the defaulting party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured. Notwithstanding such termination, the nondefaulting party shall be entitled to damages resulting from a material breach by the defaulting party. Notwithstanding any of the foregoing, CBI may not terminate this Agreement or have any other rights or remedies on account of a breach of this Agreement by CBI, and Sellers may not terminate this Agreement or have any other rights or remedies on account of a breach of this Agreement by Sellers.

     10.5  TERMINATION AND EXPENSES.

     Termination of this Agreement shall not terminate or affect the obligations of the parties to maintain the confidentiality of the other party's information pursuant to Section 2.1(d), to pay expenses as provided in Section 9 or to observe their obligations under Sections 11.1-11.7.

SECTION 11. MISCELLANEOUS

     11.1 NOTICES. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:


     To CBI:                                 To Sellers:

     California Bancshares, Inc.             Norman C. Schultz
     100 Park Place, Suite 140               First Community Bankshares
     San Ramon, CA  94583                    50 Osgood Place
     Attn:  Joseph P. Colmery                San Francisco, CA 94133
     Fax:  510 838-3990                      Fax:  415 788-9892

     With a copy to:                         With a copy to:

     McCutchen, Doyle, Brown & Enersen       Morrison & Foerster
     Three Embarcadero Center                345 California Street
     San Francisco, CA  94111                San Francisco, CA 94104
     Attn:  Thomas G. Reddy                  Attn:  David E. Baudler
     Fax:  415 393-2286                      Fax:  415 677-5722

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt. Notice shall be deemed given upon receipt, if sent by personal delivery, courier or facsimile, and three business days after deposit in the U.S. mail if sent by mail. A facsimile transmission received after 5:00 p.m. or on a day other than a business day shall be deemed received as of the open of business on the next business day.


     11.2 BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of CBI, Sellers, FCB and Bank and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. Except as expressly provided herein, no party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

     11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No investigation by CBI, Sellers, FCB or Bank made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement, and such representations and warranties shall survive such investigation; provided that, except with respect to covenants and agreements to be performed in whole or in part after the Closing, the representations, warranties, covenants and agreements of CBI, Sellers, FCB and Bank contained in this Agreement shall not survive the Closing.

     11.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     11.5 ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     11.6 ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, excluding that certain confidentiality and evaluation agreement between the parties dated January 9, 1995. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

     11.7 TRUSTEE. All representations, warranties, covenants or other agreements made or entered into by the Trustee under this Agreement are made or entered into by Trustee solely in his capacity as Trustee of the Guston Charles Schultz Trust, and not in his individual capacity.

     11.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, CBI, Sellers, FCB and Bank have each caused this Agreement to be duly executed as of the day and year first above written.

                                        CALIFORNIA BANCSHARES, INC.

/s/ NORMAN C. SCHULTZ                   By /s/ JOSEPH P. COLMERY
- - ----------------------------------         -------------------------------
Norman C. Schultz                       Its President and CEO
                                           -------------------------------





/s/ JOHN C. DAVIS
- - ----------------------------------
John C. Davis as Trustee of the Guston
Charles Schultz Trust

                                LIST OF SCHEDULES
              (Additional schedules may be required to qualify the
         representations of the parties set forth in Section 3, 4 and 5)

SCHEDULE 3.9      Material Adverse Changes
SCHEDULE 3.10     Liabilities
SCHEDULE 3.11(a)  Properties Owned in Fee
SCHEDULE 3.11(b)  Leases
SCHEDULE 3.11(c)  Lease Consents
SCHEDULE 3.12     Material Contracts
SCHEDULE 3.15 Bonus, Incentive Compensation, Profit Sharing and similar benefit plans
SCHEDULE 3.18     Officer/Employee Compensation
SCHEDULE 3.19     Legal Actions
SCHEDULE 3.22     Loans to Affiliates